EXHIBIT 10.11

GREIF, INC.

AMENDMENT NO. 3
TO THE
PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

The Performance-Based Incentive Compensation Plan (the “Plan”) is hereby amended pursuant to the following provisions:

1. Definitions: For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2. Amendment: Section 5 of the Plan is hereby amended in its entirety to read as follows:

“Section 5. Establishment of Target Awards, Performance Periods and Performance Goals
For each Performance Period established by the Committee, the Committee shall establish a Target Award for each Participant.
Awards shall be earned based upon the financial performance of the Company or one or more operating groups of the Company during a Performance Period; provided, however, the maximum Award that may be paid to any single Participant for any Performance Period is the product of $3.0 million multiplied by the number of 12-month periods contained within the relevant Performance Period. As to each Performance Period, within such time as established by Section 162(m) of the Code, the Committee will establish in writing Performance Goals based on one or more of the following performance measures of the Company (and/or one or more operating groups of the Company, if applicable) over the Performance Period:

(i) return on assets, capital, equity, or operating costs; (ii) earnings per share; (iii) working capital (as a percentage of sales, revenues or otherwise); (iv) economic value added; (v) margins; (vi) total stockholder return on market value; (vii) operating profit or net income; (viii) cash flow, earnings before interest and taxes, earnings before interest, taxes and depreciation, earnings before interest, taxes, depreciation and amortization, or earnings before interest, taxes, depreciation, depletion and amortization; (ix) sales, throughput, or product volumes; (x) costs or expenses, and/or (xi) such other measures of performance success as the Committee may determine any other objective business criteria approved by the stockholders of Greif, Inc. in accordance with the requirements for “qualified performance-based compensation” within the meaning of the regulations under Section 162(m). The number of performance measures and the weight applied to such measures shall be determined by the Committee. Such performance criteria may be expressed either on an absolute basis or relative to other companies selected by the Committee. Except as otherwise provided herein, the extent to which the Performance Goals are satisfied will determine the amount of the Award, if any, that will be earned by each Participant. The Performance Goals may vary for different Performance Periods and need not be the same for each Participant eligible for an Award for a Performance Period.”

3. Effective Date; Construction: The effective date of this amendment is February 28, 2017 and this amendment shall be deemed to be part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.